UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    December 22, 2017

Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55201	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 4th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

Funding of the Asset Purchase

On December 22, 2017, Healthcare Trust, Inc. (the “Company”) borrowed approximately $45.0 million of loans (the “Advance”) under its senior secured credit facility with KeyBank National Association, as agent, and the other lenders thereto (as amended from time to time, the “Revolving Credit Facility”). Concurrently with the incurrence of the Advance, the Company added 15 properties, including 14 of the 19 properties purchased in the Asset Purchase (as defined below), to the pool of eligible unencumbered real estate assets comprising the borrowing base under the Revolving Credit Facility, thereby increasing the borrowing capacity thereunder from $241.0 million to $298.6 million. The Advance was used to fund a portion of the amount required to complete the Asset Purchase.

The Advance bears interest at a rate of 3.12% per annum, representing LIBOR plus the applicable margin under the Revolving Credit Facility. All amounts outstanding under the Revolving Credit Facility mature on March 21, 2019 and may be prepaid at any time, in whole or in part, without premium or penalty (subject to standard breakage costs). The Revolving Credit Facility requires the Company to meet certain financial covenants. If an event of default occurs, the agent and the lenders have, among other remedies, the right to foreclose on the equity of the Company’s subsidiaries that directly own or lease the real estate assets comprising the borrowing base, and, in addition, the agent and the lenders may terminate their obligations under the Revolving Credit Facility and accelerate the payment on any unpaid principal amount of all outstanding loans.

The Revolving Credit Facility provides for borrowings up to $565.0 million. The Revolving Credit Facility also contains a sub-facility for letters of credit of up to $25.0 million and an “accordion” feature to allow the Company, under certain circumstances, to increase the aggregate borrowings under the Revolving Credit Facility to a maximum of $750.0 million, subject to borrowing base availability. Giving effect to the Advance, as of December 22, 2017, approximately $274.7 million was outstanding under the Revolving Credit Facility and the unused borrowing capacity thereunder was $23.9 million.

The material terms of the Revolving Credit Facility are described in more detail in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2017, which description is incorporated by reference herein.

Item 8.01.	Other Events

Closing of the Asset Purchase

On December 22, 2017, the Company, Healthcare Trust Operating Partnership, L.P., the Company's operating partnership, and its subsidiary, ARHC TRS Holdco II, LLC, purchased all of the membership interests in indirect subsidiaries of American Realty Capital Healthcare Trust III, Inc. (“HT III”) that own the 19 properties comprising substantially all of HT III’s assets (the “Asset Purchase”), pursuant to a purchase agreement (the “Purchase Agreement”), dated as of June 16, 2017. HT III is sponsored and advised by an affiliate of the Company’s advisor.

At the closing of the Asset Purchase, the Company paid HT III $108.4 million, representing the purchase price under the Purchase Agreement of $120.0 million, less (i) $0.7 million reflecting prorations and closing adjustments in accordance with the Purchase Agreement, (ii) $4.9 million reflecting the outstanding principal amount of the loan secured by HT III’s Philip Center property assumed by the Company at the closing in accordance with the Purchase Agreement, and (iii) $6.0 million deposited by the Company into an escrow account in accordance with the Purchase Agreement. This escrow amount, less any amounts paid or reserved for pending or unsatisfied indemnification claims that the Company may make pursuant to the Purchase Agreement, will be released to HT III in installments over a period of 14 months following the closing. In addition, the Company incurred $1.2 million in closing and other transaction costs.

The Company funded these amounts with cash on hand and the proceeds from the Advance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST, INC.

Date: December 26, 2017	By:	/s/ Katie P. Kurtz
	Name:	Katie P. Kurtz
	Title:	Chief Financial Officer, Secretary and Treasurer